Exhibit 99.1
FOR IMMEDIATE RELEASE
US BioEnergy Announces Departure of President
ST. PAUL, Minnesota, (March 8, 2007) — US BioEnergy Corporation (NASDAQ: USBE) announced today that Brian Thome has stepped down as president, effective immediately. Gordon Ommen, US BioEnergy’s chief executive officer will reassume the president duties while a search for a chief operating officer is conducted. Ommen co-founded the company in 2004, led the company through its start-up phase to being the largest pure-play ethanol producer in the United States and has over 25 years of business leadership experience. The company will continue to execute its strategic plan and expects no disruption to the operational initiatives currently underway.
“Brian came to US BioEnergy with an enthusiasm for the ethanol business and helped further our business objectives. We want to thank Brian for his contributions and wish him the best,” said Gordon Ommen, CEO and chairman. “We are proud to have an experienced and knowledgeable management team, and as we move ahead, we will continue to add expertise to further enhance our management team.”
About US BioEnergy Corporation
US BioEnergy Corporation is a producer and marketer of ethanol and distillers grains. The company currently owns and operates three ethanol plants and has five additional ethanol plants under construction. Upon completion of these initiatives, the company will own and operate eight plants with combined expected ethanol production capacity of 650 million gallons per year.
Forward-looking Statements
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our prospectus filed with the Securities and Exchange Commission on December 14, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Media Contacts:
James McCusker	JD Bergquist
Integrated Corporate Relations	US BioEnergy Corporation
203-682-8200	651-355-8357
jmccusker@icrinc.com	media@usbioenergy.net

Investor Contact:
Investor Relations
US BioEnergy Corporation
651-355-8340
investor@usbioenergy.net
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